Exhibit 3.343
ARTICLES OF INCORPORATION
OF
BROWNING-FERRIS, INC.
THIS IS TO CERTIFY:
FIRST: That I, the subscriber, Mary N. Humphries, whose post office address is 1800 Mercantile Bank and Trust Building, 2 Hopkins Plaza, Baltimore, Maryland 21201, being at least eighteen (18) years of age, do under and by virtue of the General laws of the State of Maryland authorizing the formation of corporations, set forth and execute these articles with the intention of forming a corporation.
SECOND: That the name of the corporation (which is hereinafter called the “CORPORATION”) is:
BROWNING-FERRIS, INC.
THIRD: The purposes for which the CORPORATION is formed are as follows:
          (a) To engage in and carry on the business of (i) collecting, handling, and transporting waste material, refuse, rubbish and trash of all kinds (herein referred to as “refuse”) including, by way of illustration and not limitation, industrial, commercial and residential refuse, (ii) the disposition of refuse by all lawful means including, by way of illustration and not limitation, landfills, incineration and compaction, and (iii) the salvage, recycling and recovery of refuse, materials and resources.
          (b) To manufacture, purchase, or otherwise acquire, hold, mortgage, pledge, sell, transfer, or in any manner deal with, encumber or dispose of goods, wares, merchandise, implements and other property or equipment of every kind.
          (c) To carry on any and all business and to exercise any and all powers permitted by the general corporation laws of the State of Maryland which may be deemed advisable by the Board of Directors of the Corporation, whether or not the same as, or related to, the business described in the preceding paragraph (a), and all things necessary and incidental thereto, to the full extent empowered by such laws.
FOURTH: The post office address of the principal office in this State is 10210 Greenbelt Road, Seabrook, Maryland 20801. The resident agent of the CORPORATION in this State is The Corporation Trust Incorporated, whose post office address is First Maryland Building, Floor 10-A, 25 South Charles Street, Baltimore, Maryland 21201. Said resident agent is a corporation of the State of Maryland.
FIFTH: The total number of shares of stock of all classes which the CORPORATION has authority to issue is two hundred thousand (200,000) shares of the par value of One Dollar ($1.00) each, all of which shares are of one class and are designated Common Stock, and have an aggregate par value of Two Hundred Thousand Dollars ($200,000.00).
SIXTH: The CORPORATION shall have three Directors, which number may be increased or decreased, but to not less than three, pursuant to the By-laws of the CORPORATION, and Alfred Tyler II, Stephen L. Thomas and Norman A. Myers, shall act as such until the first annual meeting or until their successors are duly chosen and qualified.
SEVENTH: The following provisions are hereby adopted for the purpose of defining, limiting and regulating the powers of the CORPORATION and of the directors and stockholders:
          (a) The Board of Directors of the CORPORATION is hereby empowered to authorize the issuance from time to time of shares of its stock, with or without par value, of any class, including fractional shares, whether now or hereafter authorized, or securities convertible into shares of its stock of any class whether now or hereafter authorized.

          (b) No contract or other transaction between this CORPORATION and any other corporation and no act of this CORPORATION shall in any way be affected or invalidated by the fact that any of the directors of this CORPORATION are pecuniarily or otherwise interested in, or are directors or officers of, such other corporation; any directors individually, or any firm of which any director may be a member, may be a party to or may be pecuniarily or otherwise interested in any contract or transaction of this CORPORATION, provided that the fact that he or such firm is so interested shall be disclosed or shall have been known to the entire Board of Directors; and any director of this CORPORATION who is also a director or officer of such other corporation or who is so interested may be counted in determining the existence of a quorum at any meeting of the Board of Directors of this CORPORATION which shall authorize any such contract or transaction, with like force and effect as if he were not such director or officer of such other corporation or not so interested.
          (c) The Board of Directors shall have power, from time to time, to fix and determine and to vary the amount of working capital of the CORPORATION; and to determine whether any, and if any, what part, of the surplus of the CORPORATION or of the net profits arising from its business shall be declared in dividends and paid to the stockholders, subject, however, to the other provisions set forth in this charter; and to direct and determine the use and disposition of any such surplus or net profits. The Board of Directors may in its discretion use and apply any such surplus or net profits in purchasing or acquiring any of the shares of the stock of the CORPORATION, or any of its bonds or other evidences of indebtedness, to such extent and in such manner and upon such lawful terms as the Board of Directors shall deem expedient.

          (d) The CORPORATION reserves the right to make, from time to time, any amendments of its charter which may now or hereafter be authorized by law, including any amendments changing the contract rights, as expressly set forth in the charter, of any of its outstanding stock.
          (e) Except as otherwise provided in this charter or the Bylaws of the CORPORATION, the Board of Directors shall have the power to declare and authorize the payment of stock dividends, whether or not payable in stock of one class to holders of stock of another class or classes, and shall have the authority to exercise, without a vote of stockholders, all powers of the CORPORATION, whether conferred by law or by this charter, to purchase, lease or otherwise acquire the business assets or franchises, in whole or in part, of other corporations or unincorporated business entities.
          (f) The Board of Directors shall have the power to classify or reclassify any unissued shares of stock whether not or hereafter authorized, by fixing or altering in any one or more respects, from time to time before issuance of such shares, the dividends on and the preferences, rights, voting powers, restrictions and qualifications, times and prices of redemption and conversion rights of such shares.
          (g) Notwithstanding any provision of law requiring any action to be taken or authorized by the affirmative vote of the holders of a designated proportion of the shares of stock of the CORPORATION or of shares of each class of stock of the CORPORATION, or otherwise to be taken or authorized by vote of the stockholders, such action shall be effective and valid if taken or authorized by the affirmative vote of a majority of the total number of votes entitled to be cast thereon.
          (h) No holder of stock of shares of any class shall be entitled as a matter of right to subscribe for or purchase or receive any part of any new or additional issue of stock of any class or securities convertible into stock of any class, whether now or hereafter authorized or whether issued for money, for a consideration other than money or by way of dividend.
     EIGHTH: The duration of the CORPORATION shall be perpetual.
          IN WITNESS WHEREOF, I have signed these Articles of Incorporation as incorporator, and acknowledge them to be my act on August 4th, 1978.
WITNESS:

/s/ Catherine Davis	/s/ Mary N. Humphries

Mary N. Humphries
STATE OF MARYLAND, City OF Baltimore, to wit:
          I HEREBY CERTIFY that on this [Illegible] day of August, 1978, before [illegible], the subscriber, a Notary Public of the State of Maryland, [Illegible] and for Baltimore City, personally appeared Mary N. Humphries, and acknowledged the foregoing Articles of Incorporation to be her act.
          WITNESS my hand and Notarial Seal.

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